EXHIBIT 99.1

ERF Wireless Continues Aggressive Acquisition Strategy with Acquisition of Centramedia Inc.

Texas-Based WISP Expands ERF Wireless' Existing West Texas Network
and Strengthens Company's Banking and Oil and Gas Strategy

LEAGUE CITY, Texas, Jan 06, 2009 (BUSINESS WIRE) -- ERF Wireless (OTCBB:ERFW), a leading provider of enterprise-class wireless broadband products and services, announced today that the company has completed the acquisition of the assets and operations of Centramedia Inc., headquartered in Pampa, Texas. The transaction, which closed on December 31, 2008, is the thirteenth such acquisition by ERF Wireless of a Texas-based wireless Internet service provider (WISP) and includes Centramedia's existing customer base of more than 1,700 customers and over $1,200,000 in profitable recurring annual revenue, including certain wireless broadband projects for major oil and gas companies in the region. The transaction also encompasses all of Centramedia's network infrastructure equipment, including 26 towers strategically-located northeast of Amarillo, Texas, that are adjacent to ERF Wireless' existing West Texas network of approximately 75 towers headquartered out of Lubbock, Texas. The Centramedia acquisition is the first since ERF Wireless announced a major acquisition initiative on September 18, 2008, and provides ERF Wireless access to a large geographic area that includes multiple counties in the Texas Panhandle area covering approximately 10,000 square miles of natural gas production territory. This acquisition provides the company a new wireless footprint that allows it to market to more than 50 oil and gas drilling locations, thousands of businesses and residents, and a number of regional and community bank charters.

Dr. H. Dean Cubley, Chairman and CEO of ERF Wireless, commented, "This Texas Panhandle acquisition complements our growing WISP operations that now cover over 100,000 square miles across New Mexico, Texas and Louisiana. With the strength of our operations team supporting the first-class network built by Centramedia, we believe ERF Wireless can achieve significant market share increases in this growing region of the state and that oil and gas customers, commercial, residential, regional and community banking customers, hospitals and clinics, school districts, and municipalities and government entities will respond positively to the advantages of secure wireless broadband communications, as well as to the benefits of our other broadband products and services. Additionally, the accumulation of large blocks of accretive recurring revenues from this and other planned acquisitions will rapidly advance ERF Wireless' near-term goal of generating positive cash flow and a move to a national exchange. All of these factors, as well as planned new business opportunities, should provide ERF Wireless a very positive outlook for 2009 and beyond."

Mike Williams, President of Centramedia, commented, "I'm excited about our strategic agreement with ERF Wireless. We've built a solid foundation in our existing markets and we look forward to witnessing the growth we believe ERF Wireless can bring to the Texas Panhandle. I'm convinced that ERF Wireless has developed one of the best strategic wireless broadband business plans in the industry by building or acquiring strategically located, profitable wireless broadband networks in areas where the company has an existing or planned activity with the oilfield, banking and commercial enterprise customers that function as anchor tenants in the company's overall strategic plan."

John Nagel, CEO of ERF Wireless' Oil and Gas Services Division, commented, "This acquisition adds a very nice backbone and coverage area to our West Texas oil and gas market service areas and will allow us to quickly extend our wireless footprint into western Oklahoma, where a great deal of additional oil and gas drilling is occurring. Combining Centramedia's towers and the company's existing towers in West Texas with the many towers we already control across the state gives us a very large footprint in Central and West Texas. The addition of these towers and backbone segments that are already income-producing and profitable to our existing wireless coverage in the oil and gas production regions dramatically enhances our business model since any oilfield revenue is totally complementary to our existing revenue and operations. And, more importantly, through these acquisitions we continue to gain great management and support teams for our growing company."

R. Greg Smith, Executive Vice President of ERF Wireless, commented, "The acquisition of strategically-located, profitable wireless broadband networks is an essential part of the company's core business plan of generating recurring revenues through the acquisition and/or construction of enterprise-class wireless broadband networks in underserved parts of the country. Additionally, as a part of our wireless offerings to the oil and gas and regional banking industries, we are focusing on acquiring profitable networks in locations that will allow the company to provide services, support and technical expertise to the oil and gas industry and financial institutions that the company is currently or expects to be serving, as well as other verticals, including healthcare enterprises, school districts and municipalities and government entities."

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTCBB:ERFW) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, and Internet banking and encryption technology businesses for over 20 years and have constructed encrypted wireless broadband networks and fiber-to-the-home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

SOURCE: ERF Wireless Inc.

ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com
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